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                                                                    Exhibit 12.1

                    COMPUTATION OF EARNINGS TO FIXED CHARGES


                                            SIX
                                          MONTHS
                                           ENDED                              FISCAL YEAR ENDED
                                                                              -----------------
                                          APRIL 30,     OCTOBER 30,    OCTOBER 25,    OCTOBER 26,    OCTOBER 27,    OCTOBER 31,
                                            2004           2003           2002           2001           2000           1999
                                          ---------      ---------      ---------      ---------      ---------      ---------
                                                                            (DOLLARS IN THOUSANDS)
Income from continuing
  operations before income taxes          $  13,103      $  42,791      $  41,745      $  67,067      $  45,308      $  46,583
Fixed charges (1)
  Interest expense                            8,457         11,995          7,122          7,663          8,124          9,011
  Amortization of debt
   issuance cost                                497            703            167            178            116            107
  Interest included in rental expense         1,391          2,398          2,164          2,035          1,957          1,549
                                          ---------      ---------      ---------      ---------      ---------      ---------
Total                                        10,345         15,096          9,453          9,876         10,197         10,667
Earnings (2)                              $  23,448      $  57,887      $  51,198      $  76,943      $  55,505      $  57,250
Ratio of earnings available to
  cover fixed charges                           2.3            3.8            5.4            7.8            5.4            5.4

(3) Fixed charges consist of interest on indebtedness and amortization of debt issuance cost plus that portion of lease rental expense representative of the interest factor.

(4) Earnings consist of income from continuing operations before income taxes plus fixed charges.